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                             W.P. CAREY & CO., INC.
                              EMPLOYMENT AGREEMENT

            THIS AGREEMENT, made the 7th day of April, 1997 between W.P. Carey & Co., Inc. (the "Company"), a New York corporation at 50 Rockefeller Plaza, New York, NY 10020, and Gordon S. DuGan ("Executive").

                              W I T N E S S E T H:

            WHEREAS, Executive has been an officer of the Company in which capacity his services have contributed materially to the successful operation of the Company's business;

            WHEREAS, the Company wishes to assure itself of the continued availability of Executive's services, and Executive is willing to give such assurance in return for the benefits described herein;

            NOW, THEREFORE, intending to be legally bound hereby, the Company hereby agrees to employ Executive, and Executive hereby agrees to be employed by the Company upon the following terms and conditions:

            1. Office and Duties. Executive shall service the Company full time in such positions and have such titles, duties and power with the Company and its subsidiaries consistent with Executive's experience and abilities as may from time to time be determined by the board of directors of the Company (the "Board"), the Chairman of the Board or the Chief Executive Officer of the Company. Executive will use his reasonable best energies and abilities and will devote his full business time, except for vacation time and reasonable periods of absence due to sickness, personal injury or other disability, to the duties assigned to him and shall use his best efforts, judgment, skill and energy to perform such services faithfully and diligently to further the business interests of the Company, to improve and advance the business and interests of the Company, to increase shareholder value and otherwise promote the best interests of the Company's shareholders; provided that nothing contained herein shall preclude Executive from (i) serving on the board of directors of any business corporation with the consent of the Board (ii) serving on the board of, or working for, any charitable or community organization or (iii) pursuing his personal financial and legal affairs, so long as such activities, individually or collectively, do not interfere with the performance of executive's duties hereunder.

            2. Term. This Agreement shall be for a term commencing as of the date hereof (the "Commencement Date") and ending on December 31, 2001 unless sooner terminated as hereinafter provided. Unless either party elects to terminate this Agreement at the end of the original or any renewal term by giving the other party notice of such election at least 90 days before the expiration of the then current term, this Agreement shall be deemed to have been renewed for an additional one year period commencing on the day after the expiration of the then current term. The period during which Executive is employed pursuant to this Agreement, including any extension thereof in accordance with the preceding sentence, shall be referred to as the "Employment Period."

            3. Compensation.

            (a) Base Salary. During the Employment Period, Executive shall receive an annual base salary ("Base Salary") at the same rate as in effect on the date hereof, which shall be payable in accordance with the Company's generally applicable payroll practices and policies. The Executive Committee shall periodically review Executive's Base Salary in light of the salaries paid to other officers of the Company, the performance of Executive, and Executive's total compensation from the Company and the Company may, in its discretion, increase such Base Salary by an amount it determines to be appropriate. Any such increase shall not reduce or limit any other obligation of the Company hereunder.

            (b) Incentive Compensation. During the term of the Employment Period, Executive shall be eligible to participate in the Company's incentive compensation programs (including, without limitation, any program for the payment of commission income, disposition fees, and bonuses), as the same may be amended by the Company from time to time, at a level determined by the Company's Executive Committee. Without limiting the generality of the foregoing, Executive shall be entitled to draw, in approximately equal monthly installments, against such incentive compensation in an annual amount determined in accordance with the practices and policies of the Company.

            (c) 1997 Guarantees. Notwithstanding the foregoing, nothing herein is intended to supersede the compensation guarantees applicable to the Executive for 1997, contained in the letter agreement between the Company and Executive relating to the Executive's recommencement of employment with the Company.

            4. Stock Option Grant. Effective as of January 1, 1997, Executive will receive the grant of an option pursuant to the Company's Stock Appreciation Rights Plan in respect of 5,000 shares of the Common Stock of the notional corporation described in such Stock Appreciation Rights Plan, subject to the terms and conditions of such grant. Executive agrees and acknowledges that his rights and obligations in respect of such option shall be governed by the terms and conditions of the Stock Appreciation Rights Plan, including, without limitation, the provisions thereof relating to the proportionate dilution of his interest by the grant, after the effective date of his award, of awards to other employees under the Stock Appreciation Rights Plan or the Company's Partnership Equity Plan.

            5. Partnership Equity Plan. Effective as of January 1, 1997, Executive has received an award pursuant to the Company's Partnership Equity Plan of 2,500 shares of the Common Stock of the notional corporation described therein. Executive agrees and acknowledges that his rights and obligations in respect of the Equivalent Shares, as defined in the Partnership Equity Plan, shall be governed by the terms and conditions of the Partnership Equity Plan, including, without limitation, the provisions thereof relating to the proportionate dilution of his interest by the grant, after the effective date of his award, of awards to other employees under the Stock Appreciation Rights Plan or the Partnership Equity Plan.

            6. Benefits, Perquisites and Expenses.

            (a) Benefits. During the Employment Period, Executive shall be eligible to participate in each employee benefit plan sponsored or maintained by the Company, subject to the generally applicable provisions thereof. Nothing in this Agreement shall in any way limit the Company's right to amend or terminate any such plan in its discretion, so long as any such amendment does not impair the rights of Executive without treating similarly situated executives in a similar fashion.

            (b) Business Expenses. During the Employment Period, the Company shall pay or reimburse Executive for all reasonable expenses incurred or paid by Executive in the performance of Executive's duties hereunder, upon presentation of expense statements or vouchers and such other information as the Company may require and in accordance with the generally applicable policies and procedures of the Company.

            (c) Indemnification. The Company shall indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action arising from or out of Executive's performance of services as an officer, director or Executive of the Company or any of its subsidiaries or in any other capacity in which Executive serves at the request of the Company on the same basis as it indemnifies its other officers. If, at any time, the Company has in effect any policy providing any indemnity to the Company or third parties with respect to the errors and omissions or other actions of officers or directors, the Company shall cause Executive's errors, omissions or other actions to be

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covered under such policy on the same terms and conditions as apply generally to all other officers of the Company.

            7. Termination of Employment.

            (a) Early Termination of the Employment Period. Notwithstanding Paragraph 2, the Employment Period shall end upon the earliest to occur of (i) a termination of Executive's employment on account of Executive's death, (ii) a Termination due to Disability, (iii) a Termination for Cause, (iv) a Termination Without Cause, (v) a Termination for Good Reason or (vi) a Termination due to a Change of Control.

            (b) Benefits Payable Upon Termination. Following the end of the Employment Period pursuant to Paragraph 7(a), Executive (or, in the event of his death, his surviving spouse, if any, or his estate) shall be paid the type or types of compensation determined to be payable in accordance with the following table at the times established pursuant to Paragraph 7(c):

                                                 Accrued
                         Earned Basic            Employee                 Severance
                         Compensation            Benefits                  Benefit
                         ------------            --------                 ---------
Termination                 Payable               Payable                    Not
due to Death                                                               Payable

Termination due to          Payable               Payable                    Not
Disability                                                                 Payable

Termination                 Payable               Payable                    Not
for Cause                                                                  Payable

Termination                 Payable               Payable                  Payable
Without Cause

Termination                 Payable               Payable                  Payable
with Good
Reason

Termination due             Payable               Payable                  Payable
to a Change of
Control

            (c) Timing of Payments. Earned Basic Compensation shall be paid in a single lump sum as soon as practicable, but in no event more than 30 days following the end of the Employment Period. Accrued Employee Benefits shall be payable in accordance with the terms of the plan, policy, practice, program, contract or agreement under which such benefits have accrued. Severance Benefits shall be paid at the same time as Executive would have received his base salary had he continued to be employed and for the period ending on the first to occur of (i) the first anniversary of Executive's termination of and (ii) the date on which Executive breaches any of the provisions of Paragraph 8. Notwithstanding the foregoing, the Company may elect, at any time and in its discretion, to pay Executive the present value of the remaining Severance Benefits payable hereunder in a single lump sum amount with such present value to be calculated using a discount rate equal to the one year Treasury bill rate as quoted in The Wall Street Journal (or in such other reliable publication as the Independent Committee, in its reasonable discretion, may determine to rely upon) on the first business day of such year on which such publication is published.

            (d) Definitions. For purposes of Paragraphs 7 and 8, capitalized terms have the following meanings;

            "Accrued Employee Benefits" means amounts which are vested or which Executive is otherwise entitled to receive under the terms of or in accordance with any plan, policy, practice or program of, or any contract or agreement with, the Company or any of its subsidiaries, at or subsequent to the date of his termination without regard to the performance by Executive of further services or the resolution of a contingency.

            "Carey Affiliated Entities" means (i) the Carey Family, (ii) the employees of the Company and its affiliates, (iii) any Controlled Entity and
(iv) we Carey Foundation.

            "Carey Family" means William P. Carey, his spouse and lineal descendants and his brothers and brothers-in-law, sisters and sisters-in-law and each of their lineal descendants.

            "Change of Control" shall mean a transaction as a result of which the Carey Affiliated Entities (i) cease to be the beneficial owners of at least 50 percent of the combined voting power of all the outstanding voting securities of the Company and (ii) are not otherwise in Effective Control of the Company,

            "Controlled Entity" means an entity (other than the Company) in which William P. Carey, the Company or any other Controlled Entity, directly of indirectly, owns a substantial equity interest and that is

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

      (i) a corporation more than 50 percent of the value of the outstanding stock of which is owned directly or indirectly by the Carey Family and/or employees of the Company;

      (ii) a partnership more than 50 percent of the capital interest or profits interest in which is owned directly or indirectly by the Carey Family and/or employees of the Company;

      (iii) a limited liability company more than 50 percent of the ownership interests in which are owned directly or indirectly by the Carey Family and/or employees of the Company; or

      (iv) a trust in which the Carey Family and/or employees of the Company together have 50 percent or more of the voting power or beneficial ownership interest.

The Controlled Entities as of September 30, 1996 are listed on Exhibit A attached hereto, Notwithstanding the foregoing, in no event shall the Carey Foundation be considered a Controlled Entity.

            "Controlling Shareholder(s)" means the person(s) who, at the relevant time, hold of record a majority of the shares of the common stock of the Company.

            "Earned Basic Compensation" means any salary or other compensation (including without limitation disposition fees) due and payable, but unpaid, for services rendered to the Company on or prior to the date on which the Employment Period ends.

            "Effective Control" means the power to elect a majority of the members of the Board, whether (i) by reason of the ownership of securities representing more than 50% of the securities entitled to vote for the election of directors (the "Voting Shares"), or (ii) pursuant to a shareholders agreement, irrevocable proxy or otherwise controlling the right to vote a majority of the Voting Shares. Notwithstanding the foregoing, if the company is merged with, into or otherwise combined with a Public Corporation or more than 50% of the assets of the Company are transferred to a Public Corporation, the Carey affiliated Entities shall be deemed to be in Effective Control of such Public Corporation a majority of the directors on the board of directors of such Public Corporation:

      (x) at the time of the merger, combination, sale or other transaction, were either

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

            (1) officers of the Company or members of the Board or the board of directors of an affiliate of the Company immediately prior thereto or

            (2) nominated for election to the board of the Public Corporation by the members of the Board, the board of directors of a Carey Affiliated Entity or the persons who were the Controlling Shareholder(s) immediately prior to such transaction with the Public Corporation, or

      (y) at any time following any such transaction, were nominated for election or elected by any of the Board, the board of directors of a Carey Affiliated Entity or the persons who were the Controlling Shareholder(s) immediately prior to such transaction with the Public Corporation.

            "Independent Committee" shall mean the committee initially comprised of George Stoddard, Charles Townsend and Warren Wintrub and as it may thereafter be constituted from time to time in accordance with this provision. If any member of the initial Independent Committee (or any successor thereto appointed in accordance with this provision) ceases to a member of the Independent Committee for whatever reason, the successor to such person on the Independent Committee shall be appointed by the Controlling Shareholders from the members of the Board or the boards of directors of the Company's affiliates, subject to the approval of such appointment by the then remaining members of the Independent Committee, provided, however, that no member of the Independent Committee shall be a member of the Carey Family. The Controlling Shareholders shall have the right to remove any member of the Independent Committee from office at any time such person is no longer a member of the Board or of the board of directors of any of the Carey Affiliated Entities.

            "Public Corporation" means a company with at least one series of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended.

            "Severance Benefits" means monthly payments until the earliest of the following dates:

      (i)   the first anniversary of Executive's termination of employment and

      (ii) the date the Company's obligation to pay Severance Benefits ceases as a result of Executive's breach any of the provisions of Paragraph 8;

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in an amount equal to the sum of (x) the Executive's monthly base salary as in effect immediately prior to his termination of employment and (y) an amount equal to one-twelfth of any commissions, disposition fees, and other incentive payments (including bonuses) paid to, the Executive during the 12 month period ended as of the last calendar month ended immediately prior to such termination of employment; provided that with respect to any termination of employment occurring prior to the first anniversary of Executive's date of rehire by the Company, the amount described in subclause (y) shall be at least $250,000. The amount payable as Severance Benefits, however, shall be reduced by an amount equal to 75 percent of each dollar paid to the Executive for services, whether as an employee, consultant or otherwise, during the period Severance Benefits are payable.

            "Termination for Cause" means a termination of Executive's employment by the Company as a result of Executive's

      (i)   dishonesty or disloyalty;

      (ii) refusal to perform his duties in good faith or otherwise fail to carry out the express and lawful instructions of the Chairman, Chief Executive Officer or the Board;

      (iii) gross negligence or wilful and intentional misconduct;

      (iv) engaging in conduct constituting a felony or other crime involving moral turpitude;

      (v) alcohol or drug addiction, provided that to the extent required thereunder, any termination as a result of such addiction may only occur after the Company shall have attempted to make reasonable accommodations (or shall have determined that no such reasonable accommodation is possible under the circumstances) pursuant to the Americans with Disabilities Act of 1990, as amended;

      (vi) breach of his fiduciary duties to the Company or its shareholders, including, without limitation, the Controlling Shareholder(s); or

      (vii) any other material violation by Executive of the terms and conditions of this Agreement or any agreement between the Company and such Executive.

Notwithstanding the foregoing, (x) in the case of subclause (i), (ii) or (vi) any determination as to whether an Executive has been disloyal or dishonest, refused to perform his duties or breached his fiduciary duties shall be made by the Independent Committee and (y) in the case of subcauses (iii) and (vii), the Company shall not have the right to terminate an Executive's employment in a Termination for Cause if the alleged action or omission by the Executive either
(A) has not resulted and is not reasonably expected to result in material harm to the business, operations or reputation of the Company or (B) was undertaken or omitted by Executive in good faith after consultation with his supervisor and in a manner which was understood to be consistent with the course of action determined following such consultation, which in either case shall be determined by the Independent Committee prior to a Change of Control and (z) following any Change of Control, subclauses (i), (ii), and (vi) shall automatically be deleted from the definition of a Termination for Cause, without any further action by the Company or the Executive. In making any determination hereunder, the Independent Committee shall take into consideration the materiality and relevance to the Company of Executive's action or conduct, and such determination shall be final and binding on Executive and the Company.

            "Termination due to a Change of Control" means the Executive's voluntary termination of employment prior to the first anniversary of a Change of Control of the Company upon written notice delivered not less than ten business days prior to the effective date of Participant's termination of employment.

            "Termination due to Disability" means a termination of Executive's employment by the Company because Executive has been incapable of substantially fulfilling the positions, duties, responsibilities and obligations set forth in this Agreement because of physical, mental or emotional incapacity resulting from injury, sickness or disease for a period of (i) at least four consecutive months or (ii) more than six months in any twelve month period. Any question as to the existence, extent or potentiality of Executive's disability upon which Executive and the Company cannot agree shall be determined by a qualified, independent physician selected by the Independent Committee. The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

            "Termination with Good Reason" means, prior to a Change of Control, any termination of Executive's employment on account of a material breach by the Company of any of its material obligations to Executive hereunder. Following a Change of Control, "Termination with Good Reason" shall mean a termination of employment by Executive within 90 days following (i) a material adverse change in Executive's duties and responsibilities as an Executive; (ii) a reduction in Executive's base salary (other than a proportionate adjustment applicable generally to similarly situated Company

Executives); or (iii) the relocation of Executive's principal place of business to a location more than thirty-five miles outside of Manhattan; provided that a termination following a Change of Control shall not be treated as a Termination with Good Reason if Executive shall have consented in writing to the occurrence of the event giving rise to the claim of Termination with Good Reason. A Termination for Good Reason must be effected by a written notice from Executive setting forth in detail the conduct alleged to be the basis for such termination, provided that, prior to the occurrence of a Change of Control, Executive shall not have the right to terminate his employment hereunder pursuant to a Termination with Good Reason (i) if, within the ten-business day period following receipt of Executive's written, notice, the Company shall have cured the conduct alleged to have caused the material breach and (ii) unless Executive actually terminates employment within 30 days following the end of the Company's cure period. Notwithstanding the foregoing, if the Company disputes whether a breach has occurred, or whether any breach is material, the Independent Committee shall decide, in good faith, whether the alleged conduct by the Company entitles Executive to quit pursuant to a Termination with Good Reason and the time period referred to in subclause (ii) in the immediately preceding sentence shall not end earlier than 10 days following the date on which the Independent Committee notifies Executive of its decision. Prior to the occurrence of a Change of Control, the determination by the Independent Committee as to Executive's eligibility for a "Termination with Good Reason" shall be final and binding on Executive and the Company.

            "Termination Without Cause" means any termination by the Company of Executive's employment with the Company other than (i) a Termination due to Disability, (ii) a Termination due to death or (iii) a Termination for Cause.

            (e) Full Discharge of Company Obligation. The amounts payable to Executive pursuant to this Paragraph 7 following termination of his employment (including amounts payable with respect to Accrued Employee Benefits) shall be in full and complete satisfaction of Executive's rights under this Agreement and any other claims he may have in respect of his employment by the Company or any of its subsidiaries. Such amounts shall constitute liquidated damages with respect to any and all such rights and claims and, upon Executive's receipt of such amounts, the Company shall be released and discharged from any and all liability to Executive in connection with this Agreement or otherwise in connection with Executive's employment with the Company and its subsidiaries. Nothing contained in this paragraph shall be construed as limiting Executive's claims against the Company or any of its subsidiaries with respect to non-employment related torts.

            8.    Non-Competition, Confidential Information, Etc.

            (a) Noncompetition. During the term of this Agreement, as the same may be renewed and extended, and for a period of

      (i) 18 months following the termination of Executive's employment for any reason other than a Termination with Good Reason, a Termination Without Cause or a Termination due to Disability, or

      (ii) 12 months following the termination of Executive's employment due to the expiration of the term of this Agreement due to Executive's election not to renew the term hereof, a Termination with Good Reason or a Termination Without Cause,

Executive shall not, without the written consent of the Company, directly or indirectly, as a stockholder owning beneficially or of record more than 5% of the outstanding shares of any class of stock of any issuer, or as an officer, director, employee, partner, consultant, joint venturer, proprietor, or otherwise, engage in or become interested in any Competing Business in the United States or in any other jurisdiction in which the Company is actively engaged in business or with respect to which, at the time of Executive's action (or, if Executive is not an employee of the Company at such time, the date his employment with the Company terminated), the Company had taken material steps toward becoming actively engaged in such business. For purpose of this Agreement, the term "Competing Business" shall mean any business which is engaged in (i) the business of structuring, obtaining the financing for, or otherwise implementing or facilitating long-term financing of corporate property using leasing arrangements ("Leasing Transactions") or (ii) any other business activity of a type and kind that, at the relevant time, is conducted by the Company and which accounts for ten percent (10%) or more of either the Company's gross revenues or net after tax income ("Other Material Activities"); provided that nothing in this Agreement shall preclude Executive from providing services to any Competing Business so long as such services do not relate, directly or indirectly, to Leasing Transactions or Other Material Activities. Without limiting the generality of the foregoing, Executive acknowledges and agrees that the Company is engaged in business in each state of the United States, and each possession of the United States. Notwithstanding the foregoing, following a Change of Control, (i) if Executive terminates his employment in a Termination for Good Reason or is terminated by his employer other than in a Termination for Cause, all restrictions imposed on Executive pursuant to this paragraph shall cease to be effective at the date of his termination of employment and (ii) the only activities that will be treated as Other Material Activities shall be those business activities, if any, that, immediately prior to the Change of Control were Other Material Activities, and at the time of the alleged competitive activity, are Other Material Activities for the Company. The Company and Executive acknowledge and agree that the provisions of this Paragraph 8(a) are intended to protect the legitimate business interests of the Company and not to restrain the ability of Executive to obtain gainful employment. The Company agrees that this Paragraph 8(a) should not be interpreted to preclude Executive from raising capital or seeking to structure financial transactions in respect of investments of a type or nature not undertaken by the Company and its affiliates, even if such other investments compete for investment funds from the same sources of funds as the Company looks to for its transactions (e.g., this Paragraph 8(a) will not preclude Executive from participating in the structure, financing or implementation of a venture capital fund or mezzanine debt fund, even if the potential investors in such funds include some or all of the same persons or entities as would generally invest in a transaction sponsored or promoted by the Company).

            (b) Confidential Information. During the term of this Agreement and at all times thereafter, Executive shall not, without the written consent of the Company, use for his personal benefit, or disclose, communicate or divulge to, or use for any company other than the Company or its subsidiaries or affiliates, any Confidential Information (as defined below) that had been made known to Executive or learned or acquired by Executive while in the employ of Company or its subsidiaries or affiliates, unless such information has become public other than by reason of Executive's breach of this covenant. Confidential Information shall mean

      (i) information not in the public domain (or in the public domain as a result of a breach by Executive or another executive of the Company who is also bound by a similar confidentiality clause) regarding the business methods, business policies, procedures, techniques, research or developments projects or results, trade secrets, or other processes of or developed by the Company;

      (ii) any names and addresses of customers or clients or any data on or relating to past, present or prospective customers or clients not in the public domain (or in the public domain as a result of a breach by Executive or another executive of the Company who is also bound by a similar confidentiality clause); and

      (iii) any other material information not in the public domain (or in the public domain as a result of a breach by Executive or another executive of the Company who is also bound by a similar confidentiality clause) relating to or dealing with the business operations or activities of the Company which has been designated by the Company as confidential or which, if disclosed to any third party, would result in a material adverse effect to the Company.

            (c) Company Property, Promptly following Executive's termination of employment, Executive shall return to the Company all property of the Company, and all copies thereof in Executive's possession or under his control.

            (d) Nonsolicitation of Employees. Executive agrees that for a period of two years after the termination of his employment with the Company, he will not and will not assist or encourage any other person to (i) employ, hire, engage or be associated (as a shareholder, partner, employee, consultant or in a similar capacity) with any employee or other person connected with the Company who rendered services as a professional, including, without limitation, all persons who provide direct and substantial services with respect to Leasing Transactions or Other Material Activities (the "Restricted Employees"), at the time of such termination or during any part of the six months (three months, in the case of any employee who was not also an officer of the Company) preceding such termination of employment, (ii) induce any Restricted Employees to leave the employ of the Company or any of its affiliates, or (iii) solicit the employment of any Restricted Employees on his own behalf or on behalf of any other business enterprise.

            (e) Injunctive Relief. Executive agrees and acknowledges that the remedies at law for any breach by him of the provisions of this Paragraph 8 will be inadequate and that the Company shall be entitled to obtain injunctive relief against him from a court of competent jurisdiction in the event of any such breach. If any such court of competent jurisdiction shall determine that the restrictions contained in this Paragraph 8 are unreasonable as to time or geographical area, such court shall reform said restrictions to the extent necessary in the opinion of such court to make them reasonable and enforceable.

            9.    Miscellaneous.

            (a) Indulgences, Etc. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

            (b) Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed in accordance with the laws of the State of New York notwithstanding any conflicting choice-of-law provisions.

            (c) Notices. All notices, requests, demands and other communications required or permitted under this Agreement and the transactions contemplated herein shall be in writing and shall be deemed to have been given, when delivered in person or when deposited in the United States mail in a postpaid envelope by registered or certified mail, return receipt requested or by 24-hour courier Service.

            (d) Binding Effect. This Agreement shall be binding on, and shall inure to the benefit of, the Company and any person or entity that succeeds to the interest of the Company (regardless of whether such succession does or does not occur by operation of law) by reason of the sale of all or a portion of the Company's stock, a merger, consolidation or reorganization involving the Company or a sale of the assets of the business of the Company in which Executive performs a majority of his services, unless the Company otherwise elects in writing to retain responsibility for the duties and obligations of the Company (and the benefits conveyed to the Company) under this Agreement. This Agreement shall also inure to the benefit of Executive's heirs, executors, administrators and legal representatives.

            (e) Assignment. Except as provided under Paragraph (d), neither this Agreement nor any of the rights of obligations hereunder shall be assigned or delegated by any party hereto without the prior written consent of the other party.

            (f) Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original as against the party whose signature appears thereon, and both of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

            (g) Severability; Reformation. In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event any of Paragraph 8(a), (b), (c) or (d) is not enforceable in accordance with its terms, Executive and the Company agree that such Paragraph shall be reformed to make such Paragraph enforceable in a manner which provides the Company the maximum rights permitted at law.

            (h) Entire Agreement. Except to the extent that the letter agreement between the Company and Executive relating to his recommencement of employment is expressly incorporated herein, this Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

            (i) Shareholder Rights. Whenever in this Agreement reference is made to the interests of the Company's shareholders and there exists or may exist a conflict in the interests of such shareholders, the Independent Committee shall determine the action or conduct that is in the interests of shareholders.

            (j) Paragraph Headings. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

            (k) Gender, Etc. Words used herein, regardless of the number and gender specifically used, shall be deemed construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

            (l) Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or holiday.

            (m) Prevailing Parties. Following a Change of Control, any party which prevails in a lawsuit pertaining to the enforcement or interpretation of any provision of this Plan shall be entitled to recover all reasonable attorney's fees incurred by such party with respect to the lawsuit, in addition to any other remedies to which the party is entitled under the law, from the opposing party to such lawsuit.

            (n) Independent Committee. The terms of this Agreement shall be interpreted by the Independent Committee. The Independent Committee shall keep records of actions taken at its meetings. Two members of the Independent Committee shall constitute a quorum at any meeting, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Independent Committee, shall be the acts of the Independent Committee.

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When determining whether an Executive's employment may be terminated by the
Company in a Termination for Cause or by the Executive in a Termination with Good Reason, the Independent Committee shall provide the Executive an opportunity to be heard on such issue, and shall render its decision in writing within 60 days of being presented with the question. Prior to the occurrence of a Change of Control, any action taken by the Independent Committee with respect to the interpretation of this Agreement shall be final, conclusive and binding.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered on the date first above written.

                                      W.P. CAREY & CO., INC.

                                      By /s/ W.P. Carey

                                      /s/ Gordon F. DuGan
                                      ----------------------
                                      Executive

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                                   Exhibit A

CONTROLLED ENTITIES

Carey Corporate Property, Inc.

Seventh Carey Corporate Property, Inc.

Eighth Carey Corporate Property, Inc.

Ninth Carey Corporate Property, Inc.

Carey Fiduciary Advisors, Inc.

Carey Property Advisors, L.P.

Carey Financial Corporation

W.P. Carey Advisors, Inc.

Carey Fairview Corporation

W.P. Carey Advisors, L.P.